Exhibit 12


                     THE COCA-COLA COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                           (In millions except ratios)

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                                 Six Months
                                   Ended                      Year Ended December 31,
                                  June 30,      -------------------------------------------------------
                                   2002         2001        2000        1999        1998        1997
                                   ----         ----        ----        ----        ----        ----
EARNINGS:

 Income before income
  taxes and changes in
  accounting principles          $ 2,918        $ 5,670     $ 3,399     $ 3,819     $ 5,198     $ 6,055

 Fixed charges                       123            327         489         386         320         300

 Adjustments:
  Capitalized
   interest, net                      (1)            (8)        (11)        (18)        (17)        (17)

  Equity income or loss,
   net of dividends                 (173)           (54)        380         292          31        (108)
                                 -------        -------     -------     -------     -------     -------

 Adjusted earnings               $ 2,867        $ 5,935     $ 4,257     $ 4,479     $ 5,532     $ 6,230
                                 =======        =======     =======     =======     =======     =======



FIXED CHARGES:

 Gross interest
  incurred                       $   108        $   297     $   458     $   355    $   294      $   275

 Interest portion of
  rent expense                        15             30          31          31         26           25
                                 -------        -------     -------     -------    -------      -------

 Total fixed charges             $   123        $   327     $   489     $   386    $   320      $   300
                                 =======        =======     =======     =======    =======      =======


 Ratios of earnings
  to fixed charges                  23.3           18.1         8.7        11.6       17.3         20.8
                                 =======        =======     =======     =======    =======      =======


     At June 30, 2002, our Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $457 million. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of management, it is not probable that our Company will be required to satisfy the guarantees.

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